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                                                                    Exhibit 14.1

SPECIFIC CODE FOR FINANCIAL AND CERTAIN OTHER OFFICERS

Pursuant to Section 406 of the Sarbanes-Oxley Act of 2002, Kroll further adopts this Code of Ethics for Directors, Officers, and Financial Professionals applicable to the Company's Directors, Officers and Chief Financial Officer, Chief Accounting Officer, Comptroller or any persons performing similar accounting functions (the "Financial Professionals"). This Code of Ethics is intended to supplement the Kroll Code of Business Conduct and Ethics, which is also applicable to the above parties. This Code of Ethics is not intended to and does not create any rights in any director, officer, employee, customer, supplier, competitor, stockholder, or any other person or entity.

The Compliance Officer for purposes of this Code is the General Counsel.

GENERAL OBLIGATIONS
You agree to:

     o Act honestly and ethically with regard to all topics including potential, apparent or actual conflicts of interest between personal and professional relationships and refrain from using your position for personal gain or competing directly or indirectly with the Company.

     o Disclose to the Compliance Officer, the Chief Executive Officer or a member of the Board any material relationship or transaction that may present a conflict of interest.

     o Produce full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission or other regulatory organizations, public communications made by the Company or communications within the Company.

     o Ensure that all Company financial practices concerning accounting, internal accounting controls and auditing matters meet the highest standards of professionalism, transparency and honesty.

     o Safeguard the confidentiality of non-public information about the Company and its customers acquired in the course of your employment.

     o Comply with applicable government laws, rules and regulations and applicable rules and regulations of self-regulatory organizations.

     o    Promptly report any possible violation of this Code of Ethics.

PROCEDURES FOR REPORTING ANY VIOLATIONS OF THE CODE

All reports of possible violations will be forwarded to the Audit Committee of the Board (the "Audit Committee") which may, in its discretion, assume responsibility for evaluating any possible violation and directing or conducting any investigation, or delegating any portion of such responsibility to the Compliance Officer or another person or entity.

If the Audit Committee chooses to assume responsibility for evaluating any possible violation or directing or conducting any investigation where the investigation concerns a possible violation by a member of the Board, the Audit Committee, not including that member, shall assume such responsibility. The Audit Committee shall have the authority to engage independent counsel and other advisers, as it deems necessary, to assist in its investigation and decision process. All reports of possible violations will be handled with the utmost care and receive a thorough review. Generally, investigations of possible


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violations will include, at a minimum, interviews of all persons believed to have information relating to the issues raised and review of any applicable Company records or filings.

After conducting the investigation, the results will be evaluated and the Audit Committee shall authorize such swift response, follow-up and preventive actions, if any, as are deemed necessary and appropriate to address the substance of the reported possible violation. The Audit Committee reserves the right to take whatever action it believes appropriate, up to and including discharge of any Financial Professionals determined to have engaged in improper conduct. The Audit Committee will quickly report illegal actions to the appropriate authorities, which may result in civil and criminal penalties for you, your colleagues and/or the Company.

WAIVERS OF THIS CODE FOR FINANCIAL AND CERTAIN OTHER OFFICERS

Any waiver of this Code of Ethics may be made only by the Company's Board of Directors and will be promptly disclosed as required by applicable law.

ACKNOWLEDGMENT

I certify that I have received and read and that I will abide by the Kroll Code for Financial and Certain Other Officers distributed to me on _________ ____, 2003. I understand that nothing in this Code is intended to alter or modify the "at will" relationship that Kroll maintains with its Financial Professionals.

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(signature)

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(print your name)

Date: ___________________________


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